Exhibit 99.1

Revlon Reports Fourth Quarter 2022 Results

NEW YORK--(BUSINESS WIRE)--March 16, 2023--Revlon, Inc. (“Revlon” and together with its subsidiaries, the “Company”) today announced its results for the quarter ended December 31, 2022, in its Form 10-K filed with the Securities and Exchange Commission (the “SEC”). On June 15, 2022, Revlon and certain of its subsidiaries (collectively, the “Debtors”) commenced a voluntary Chapter 11 financial restructuring (the “Chapter 11 Cases”) supported by $575 million of new money debtor-in-possession financing and on February 21, 2023, the Debtors filed their proposed plan of reorganization (the “Plan”) with the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). A hearing to confirm the Plan is currently scheduled for April 3, 2023 and the Debtors are expected to emerge from Chapter 11 bankruptcy in April 2023 as a privately held company. Due to the pending Chapter 11 Cases, the Company will not host an earnings call this quarter.

	Three Months Ended December 31, (Unaudited)
	2022		2021		As Reported		Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change		% Change

Net Sales	$589.8	$589.8	$615.2	$615.2	(4.1	) %	(4.1	) %
Gross Profit	$349.9	$349.9	$374.8	$374.9	(6.6	) %	(6.7	) %
Gross Margin	59.3%	59.3%	60.9%	60.9%	-160bps		-160bps
Operating Income	$72.8	$76.3	$67.3	$75.9	8.2%		0.5%
Net Loss (Income)	(178.5)	(175.1)	9.9	18.6	N/M		N/M
Adjusted EBITDA		99.8		108.4			(7.9	) %
Diluted Loss per Common Share	$(3.24)	$(3.18)	$0.18	$0.34	N/M		N/M

(*) In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a) in this press release.

Fourth Quarter Financial Results1

  As Reported net sales were $589.8 million in the fourth quarter of 2022, compared to $615.2 million during the prior-year period, a decrease of $25.4 million, or 4.1%. The As Reported net sales decrease of $25.4 million includes unfavorable FX impacts totaling $31.6 million, resulting in a $6.2 million increase on an XFX basis.
  As Reported operating income was $72.8 million in the fourth quarter of 2022, compared to an operating income of $67.3 million during the prior-year period, an increase of $5.5 million. The higher operating income was driven primarily by $28.4 million in lower selling, general and administrative expenses (SG&A), offset by lower As Reported net sales, and a gross margin decline of 160bps. Adjusted operating income in the fourth quarter of 2022 increased by $0.4 million to $76.3 million from $75.9 million over the prior-year period.

  Adjusted EBITDA(a) in the fourth quarter of 2022 was $99.8 million, versus $108.4 million in the prior-year period. The lower Adjusted EBITDA was driven primarily by lower As Reported net sales, offset by lower SG&A expenses.
  As Reported net loss was $178.5 million in the fourth quarter of 2022, versus $9.9 million of net income in the prior-year period. The higher net loss was primarily driven by $172.7 million of charges related to the Company's Chapter 11 filing, $37.2 million in higher income tax provisions, and $13.3 million higher interest expense, offset by $15.4 million higher foreign currency gains, $8.9 million of lower amortized debt issuance expense, and higher As Reported operating income over the prior-year period.
  Net cash used in operating activities for the year ended 2022 was $243.5 million, compared to a $11.0 million use of cash in the prior-year period. The increase in cash used in operating activities was primarily driven by cash expenditures related to the Chapter 11 Cases, a higher As Reported net loss, unfavorable increases in inventory and prepaid expenses, offset by higher accrued expenses and other current liabilities.
  As of December 31, 2022, the Company had approximately $308.3 million of available liquidity, consisting of $249.3 million of unrestricted cash and cash equivalents, $60.4 million of undrawn availability under the Company's Super-Priority Senior Secured Debtor-In-Possession Asset-Based Revolving Credit Agreement (the "DIP ABL Revolver"), less outstanding check float of approximately $1.4 million.

Full Year 2022 Results

	Year Ended December 31, (Unaudited)
	2022		2021		As Reported		Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change		% Change

Net Sales	$1,980.4	$1,980.4	$2,078.7	$2,078.7	(4.7	) %	(4.7	) %
Gross Profit	$1,144.7	$1,144.7	$1,229.6	$1,235.1	(6.9	) %	(7.3	) %
Gross Margin	57.8%	57.8%	59.2%	59.4%	-140bps		-160bps
Operating Income	$79.9	$140.8	$103.2	$153.2	(22.6	) %	(8.1	) %
Net Loss	(673.9)	(613.5)	$(206.9)	(159.4)	(225.7	) %	(284.9	) %
Adjusted EBITDA		260.3		292.9			(11.1	) %
Diluted Loss per Common Share	$(12.28)	$(11.18)	$(3.84)	$(2.96)	(219.8	) %	(277.7	) %
  Consolidated net sales in the year ended December 31, 2022, were $1,980.4 million, a $98.3 million decrease, or 4.7%, compared to $2,078.7 million in the year ended December 31, 2021. The As Reported net sales decrease of $98.3 million includes unfavorable FX impacts totaling $85.8 million, resulting in a $12.5 million decrease on an XFX basis.
  As Reported operating income was $79.9 million in 2022, compared to $103.2 million during the prior year. The lower As Reported operating income was primarily driven by lower As Reported net sales over the prior-year period, a gross margin decline of 140bps, and a $24.3 million increase in impairment charges compared to the prior-year period, offset by a $66 million decrease in selling, general and administrative expenses (SG&A), and a $19.6 million decrease in restructuring charges compared to the prior-year period.

  As Reported net loss was $673.9 million in 2022, compared to a $206.9 million net loss in the prior year. The higher net loss was driven primarily by $416 million of reorganization-related expenses, a $25.5 million increase in the provision for income taxes, lower As Reported operating income, a $14.5 million increase in foreign exchange losses, and a $5.2 million increase in interest expense compared to the prior-year period, offset by a $18.7 million decrease in the amortization of debt issuance costs compared to the prior-year period.
  Adjusted EBITDA(a) in 2022 was $260.3 million, compared to $292.9 million in the prior year, a decrease of 11.1% versus the prior year, driven primarily by lower As Reported net sales, offset by lower SG&A expenses.

[1] The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

Financial Restructuring and Chapter 11 Process

  As previously announced, the Debtors filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code on June 15, 2022, in the Bankruptcy Court. The Company commenced the Chapter 11 Cases to implement a comprehensive financial restructuring of Revlon’s legacy capital structure and improve its long-term outlook.
  Pursuant to motions filed with the Bankruptcy Court, the Bankruptcy Court authorized the Debtors to conduct their business activities in the ordinary course.
  In connection with the Chapter 11 Cases, the Company has received $575 million of new money debtor-in-possession financing under a superpriority, senior secured and priming term loan credit facility from certain of its existing lenders (the “DIP Term Loan,” and along with the DIP ABL Revolver, the “DIP Financing”). The Company also entered into the superpriority, senior secured and priming DIP ABL Revolver, which provided one tranche of $270 million in revolving commitments (subject to a borrowing base limit) and refinanced approximately $109 million of asset-backed revolving prepetition debt, and a second tranche that refinances an additional $130 million in prepetition debt. The proceeds of the DIP Financing were used to refinance certain of the Company’s debt obligations and are being used for general corporate purposes. The DIP Financing is expected to provide sufficient liquidity to support the Company’s ordinary course operations.
  On February 21, 2023, the Debtors entered into an amended and restated restructuring support agreement (the “RSA”) with certain of its creditors and filed the Plan with the Bankruptcy Court. Under the terms of the RSA and the Plan, the Plan, once consummated, will reduce the Debtors’ total debt burden by approximately $2.7 billion and capitalize the Company with approximately $1.4 billion of new money debt and equity investments. The Company is expected to emerge from Chapter 11 bankruptcy as a privately held company. The Plan also includes a global settlement of litigation claims by certain of the Company’s lenders.

Information related to the Chapter 11 Cases is included in the Company’s Form 10-K for the year ended December 31, 2022, filed with the SEC and on the Company’s investor relations website. Additional information, including court filings and other documents related to the court-supervised process, is available on the Company’s restructuring website at https://cases.ra.kroll.com/Revlon, by emailing revloninfo@ra.kroll.com or by calling (855) 631-5341 (toll free) or (646) 795-6968 (international).

About Revlon, Inc.

Revlon, Inc. is a leading global beauty company with a portfolio of iconic brands that transform the lives of women and men around the world. Our Company manufactures and markets color cosmetics, hair color and care, skincare, beauty care and fragrances through a diverse portfolio of 15+ brands sold in more than 150 countries.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures. See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)	Q4 2022	Q4 2021
Net Loss Adjustments to EBITDA
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$(1.5)	$3.6
Restructuring and related charges	3.0	5.0
Acquisition, integration and divestiture costs	0.2	0.5
Loss on divested assets	—	0.6
Financial control remediation and sustainability actions and related charges	—	0.1
Capital structure and related charges	0.3	2.4

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). The Company does not have any material inter-segment sales.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as "estimates," "objectives," "visions," "projects," "forecasts," "focus," "drive towards," "future," "plans," "targets," "strategies," "opportunities," "assumptions," "drivers," "believes," "intends," "outlooks," "initiatives," "expects," "scheduled to," "anticipates," "seeks," "may," "will" or "should" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, long-range plans, models or intentions. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on preliminary or potentially inaccurate estimates and assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from forward-looking statements, including, but not limited to various risks associated with the Chapter 11 Cases, including, but not limited to, the Debtors’ ability to obtain Bankruptcy Court approval with respect to motions in the bankruptcy petitions, the effects of the bankruptcy petitions on the Company and on the interests of various stakeholders, Bankruptcy Court rulings during the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the length of time the Debtors will remain in Chapter 11, risks associated with any third-party motions during the Chapter 11 Cases, the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization, the conditions to which the Company’s debtor-in-possession financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control, whether the Company will emerge, in whole or in part, from insolvency proceedings as a going concern, employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties imposed in part by the Chapter 11 Cases and the trading price and volatility of the Company’s common stock. Actual results may also differ materially from the Company's forward-looking statements as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

The Company cautions that trading in the Company’s securities during the pendency of the Chapter 11 Cases is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Chapter 11 Cases. Holders of shares of the Company’s common stock could experience a complete loss on their investment, depending on the outcome of the Chapter 11 Cases.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)

Net sales	$589.8	$615.2	$1,980.4	$2,078.7
Cost of sales	239.9	240.4	835.7	849.1
Gross profit	349.9	374.8	1,144.7	1,229.6
Selling, general and administrative expenses	274.7	303.1	1,033.1	1,099.1
Acquisition, integration and divestiture costs	0.2	0.5	0.9	2.3
Restructuring charges and other, net	2.2	3.3	6.5	26.1
Impairment charges	—	—	24.3	—
Loss (gain) on divested assets	—	0.6	—	(1.1)
Operating income	72.8	67.3	79.9	103.2

Other expenses:
Interest expense, net	77.1	63.8	252.9	247.7
Amortization of debt issuance costs	—	8.9	20.9	39.6
Foreign currency (gains) losses, net	(16.3)	(0.9)	25.1	10.6
Miscellaneous, net	(1.8)	3.2	7.2	6.0
Reorganization items, net	172.7	—	416.0	—
Other expenses	231.7	75.0	722.1	303.9

Loss from operations before income taxes	(158.9)	(7.7)	(642.2)	(200.7)
Provision for (benefit from) income taxes	19.6	(17.6)	31.7	6.2
Net loss (income)	$(178.5)	$9.9	$(673.9)	$(206.9)

Other comprehensive income (loss):
Foreign currency translation adjustments	6.4	(2.7)	(1.8)	(8.7)
Amortization of pension related costs, net of tax	2.9	3.3	11.5	13.8
Pension re-measurement, net of tax	5.6	38.1	5.6	38.1
Pension settlement and curtailment, net of tax	(0.5)	—	(0.5)	—
Other comprehensive income (loss), net	14.4	38.7	14.8	43.2
Total comprehensive loss	$(164.1)	$48.6	$(659.1)	$(163.7)

Basic and Diluted loss per common share:	$(3.24)	$0.18	$(12.28)	$(3.84)

Weighted average number of common shares outstanding:
Basic	55,111,833	54,036,398	54,892,272	53,934,179
Diluted	55,111,833	54,036,398	54,892,272	53,934,179

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$249.3	$102.4
Trade receivables, net	352.7	383.8
Inventories, net	469.3	417.4
Prepaid expenses and other current assets	140.2	136.0
Total current assets	1,211.5	1,039.6
Property, plant and equipment, net	251.6	297.3
Deferred income taxes	33.9	42.8
Goodwill	562.2	562.8
Intangible assets, net	334.1	392.2
Other assets	96.5	97.8
Total assets	$2,489.8	$2,432.5

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$0.2	$0.7
Current portion of long-term debt	746.9	137.2
Accounts payable	125.9	217.7
Accrued expenses and other current liabilities	387.0	432.0
Total current liabilities	1,260.0	787.6
Long-term debt	0.1	3,305.5
Long-term pension and other post-retirement plan liabilities	84.5	147.3
Other long-term liabilities	96.7	206.2
Liabilities subject to compromise	3,711.2	—
Total stockholders' deficiency	(2,662.7)	(2,014.1)
Total liabilities and stockholders' deficiency	$2,489.8	$2,432.5

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Year Ended
	December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(673.9)	$(206.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	105.7	125.7
Foreign currency losses from re-measurement	25.1	10.6
Amortization of debt discount	0.3	0.9
Stock-based compensation amortization	13.8	14.0
Impairment charges	24.3	—
Provision for (benefit from) deferred income taxes	11.8	(20.0)
Amortization of debt issuance costs	20.9	39.6
Gain on divested assets	—	(1.1)
Non-cash reorganization items, net	231.3	—
Pension and other post-retirement cost	4.2	4.8
Paid-in-kind interest expense on the 2020 BrandCo Facilities	31.1	18.8
Change in assets and liabilities:
Decrease (increase) in trade receivables	21.9	(38.6)
(Increase) decrease in inventories	(61.2)	35.1
Increase in prepaid expenses and other current assets	(6.2)	(3.4)
Increase in accounts payable	6.8	30.5
Increase in accrued expenses and other current liabilities	38.0	7.3
Decrease in deferred revenue	(2.8)	(4.2)
Pension and other post-retirement plan contributions	(4.9)	(22.5)
Purchases of permanent displays	(28.1)	(24.9)
Other, net	(1.6)	23.3
Net cash used in operating activities	(243.5)	(11.0)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13.8)	(14.2)
Proceeds from the sale of certain assets	—	2.1
Net cash used in investing activities	(13.8)	(12.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(2.3)	(13.7)
Borrowings on term loans	—	305.0
Repayments on term loans	(88.6)	(197.2)
Net (repayments) borrowings under the revolving credit facilities	(0.6)	(29.3)
Borrowings on DIP Term Loan Facility	575.0	—
Repayments on Tranche A DIP ABL Facility	(67.2)	—
Payment of financing costs	(20.5)	(17.9)
Tax withholdings related to net share settlements of restricted stock and RSUs	(3.3)	(2.4)
Other financing activities	(0.2)	(0.3)
Net cash provided by financing activities	392.3	44.2
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2.8)	(2.7)
Net increase in cash, cash equivalents and restricted cash	132.2	18.4
Cash, cash equivalents and restricted cash at beginning of period	120.9	102.5
Cash, cash equivalents and restricted cash at end of period	$253.1	$120.9

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$213.3	$241.5
Income taxes, net of refunds	8.5	9.6
Reorganization items, net	152.0	—
Supplemental schedule of non-cash investing and financing activities:
Paid-in-kind interest capitalized to the 2020 BrandCo Facilities	28.2	18.8

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,
	2022	2021
	(Unaudited)
Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA:
Net loss	$(178.5)	$9.9
Interest expense, net	77.1	63.8
Amortization of debt issuance costs	—	8.9
Foreign currency losses, net	(16.3)	(0.9)
Provision for income taxes	19.6	(17.6)
Depreciation and amortization	25.0	28.9
Miscellaneous, net	(1.8)	3.2
Reorganization items, net	172.7	—

EBITDA	$97.8	$96.2

Non-operating items:
Non-cash stock-based compensation expense	(1.5)	3.6
Restructuring and related charges	3.0	5.0
Acquisition, integration and divestiture costs	0.2	0.5
Gain on divested assets	—	0.6
Financial control remediation and sustainability actions and related charges	—	0.1
Capital structure and related charges	0.3	2.4

Adjusted EBITDA	$99.8	$108.4

	Year Ended December 31,
	2022	2021
	(Unaudited)
Reconciliation of net loss to EBITDA and Adjusted EBITDA:
Net loss	$(673.9)	$(206.9)
Interest expense, net	252.9	247.7
Amortization of debt issuance costs	20.9	39.6
Foreign currency losses, net	25.1	10.6
Provision for income taxes	31.7	6.2
Depreciation and amortization	105.7	125.7
Miscellaneous, net	7.2	6.0
Reorganization items, net	416.0	—
EBITDA	$185.6	$228.9

Non-operating items:
Non-cash stock-based compensation expense	13.8	14.0
Restructuring and related charges	31.5	33.0
Acquisition, integration and divestiture costs	0.9	2.3
Gain on divested assets	—	(1.1)
Financial control remediation and sustainability actions and related charges	—	0.5
Impairment charges	24.3	—
COVID-19 charges	—	6.1
Capital structure and related charges	4.2	9.2

Adjusted EBITDA	$260.3	$292.9

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)

Segment Profit:
Revlon	$26.9	$41.5	$89.0	$86.8
Elizabeth Arden	21.8	20.7	61.7	62.8
Portfolio	24.7	24.7	50.4	71.0
Fragrances	26.4	21.5	59.2	72.3
Total Segment Profit	$99.8	$108.4	$260.3	$292.9

Reconciliation of loss from continuing operations before income taxes to Adjusted Operating Income and Adjusted EBITDA:
Loss from operations before income taxes	$(158.9)	$(7.7)	$(642.2)	$(200.7)

Interest expense, net	77.1	63.8	252.9	247.7
Amortization of debt issuance costs	—	8.9	20.9	39.6
Foreign currency losses, net	(16.3)	(0.9)	25.1	10.6
Miscellaneous, net	(1.8)	3.2	7.2	6.0
Reorganization items, net	172.7	—	416.0	—
Operating income	72.8	67.3	79.9	103.2

Non-operating items:
Restructuring and related charges	3.0	5.0	31.5	33.0
Acquisition, integration and divestiture costs	0.2	0.5	0.9	2.3
Gain (Loss) on divested assets	—	0.6	—	(1.1)
Financial control remediation and sustainability actions and related charges	—	0.1	—	0.5
Impairment charges	—	—	24.3	—
COVID-19 charges	—	—	—	6.1
Capital structure and related charges	0.3	2.4	4.2	9.2
Adjusted Operating income	76.3	75.9	140.8	153.2

Non-cash stock-based compensation expense	(1.5)	3.6	13.8	14.0
Depreciation and amortization	25.0	28.9	105.7	125.7

Adjusted EBITDA	$99.8	$108.4	$260.3	$292.9

REVLON, INC. AND SUBSIDIARIES
NET SALES RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Segment Net Sales
Revlon	$207.7	$206.1	$752.6	$727.9
Elizabeth Arden	162.0	172.6	509.7	532.3
Portfolio	105.0	111.7	373.4	419.1
Fragrances	115.1	124.8	344.7	399.4
Total Segment Net Sales	$589.8	$615.2	$1,980.4	$2,078.7

ADJUSTED GROSS PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Gross Profit	$349.9	$374.8	1,144.7	$1,229.6
Non-operating items:
COVID-19 charges	—	0.1	—	5.5
Adjusted Gross Profit	$349.9	$374.9	$1,144.7	$1,235.1

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,
	2022	2021
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net (loss) income	$(178.5)	$9.9

Non-operating items (after-tax):
Restructuring and related charges	2.9	4.0
Acquisition, integration and divestiture costs	0.2	0.4
Loss (gain) on divested assets	—	0.8
Financial control remediation and sustainability actions and related charges	—	—
Impairment charges	—	—
COVID-19 charges	—	1.0
Capital structure and related charges	0.3	2.5
Adjusted net loss	$(175.1)	$18.6

Net (loss) income:
Diluted (loss) income per common share	(3.24)	0.18
Adjustment to diluted (loss) income per common share	0.06	0.16
Adjusted diluted (loss) income per common share	$(3.18)	$0.34

U.S. GAAP weighted average number of common shares outstanding:
Diluted	55,111,833	54,036,398

	Year Ended December 31,
	2022	2021
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net loss	$(673.9)	$(206.9)

Non-operating items (after-tax):
Restructuring and related charges	31.0	30.7
Acquisition, integration and divestiture costs	0.9	2.2
Gain on divested assets	—	(0.9)
Financial control remediation and sustainability actions and related charges	—	0.4
Impairment charges	24.3	—
COVID-19 charges	—	5.8
Capital structure and related charges	4.2	9.3
Adjusted net loss	$(613.5)	$(159.4)

Net loss:
Diluted loss per common share	(12.28)	(3.84)
Adjustment to diluted loss per common share	1.10	0.88
Adjusted diluted loss per common share	$(11.18)	$(2.96)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	54,892,272	53,934,179

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Year Ended December 31,
	2022	2021
	(Unaudited)
Reconciliation of net cash used in operating activities to free cash flow:
Net cash used in operating activities	$(243.5)	$(11.0)
Less capital expenditures	(13.8)	(14.2)

Free cash flow	$(257.3)	$(25.2)

Contacts

Investor Website: investors.revlon.com
Investor Relations: investor.relations@revlon.com